Exhibit 10.2

Marten Transport, Ltd.

2017 Non-Employee Director Compensation Summary

On May 9, 2017, our Compensation Committee also reviewed and approved the following fee schedule for non-employee directors for fiscal year 2017, which remains unchanged from the fee schedule for 2016:

2017

Annual Board Retainer	$30,000
Lead Director	10,000
Audit Committee chair	15,000
Compensation Committee chair	10,000
Nominating/Corporate Governance Committee chair	3,500

Non-employee directors also receive $1,500 for attendance at each Board meeting, $750 for each committee meeting attended and reimbursement for out-of-pocket expenses related to attending meetings.

Each non-employee director will also receive a grant of 1,000 shares of common stock in connection with re-election to the Board by the stockholders.